EXHIBIT 13.6

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) November 18, 1996


                            Industrial Holdings, Inc.
             (Exact name of registrant as specified in its charter)

            Texas                               1-9580                              76-0289495
(State of other jurisdiction of        (Commission File Number)           (IRS Employer Identification No.)
        incorporation)

                        7135 Ardmore Houston, Texas 77054
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (713) 747-1025

         ______________________________________________________________
         (Former name or former address, if changed since last report.)

ITEM 5.   FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Acquired Company.

     1.   Financial Statements of American Rivet Company, Inc.

          Independent Auditors' Report...................................  7
          Balance Sheets at September 30, 1996 (unaudited) and
              August 31, 1996 and 1995...................................  8
          Statements of Operations and Retained Earnings for the
              One Month Ended  September 30, 1996 and 1995 (unaudited)
              and for the Years Ended August 31, 1996, 1995 and 1994..... 10
          Statements of Cash Flows for the One Month Ended
             September 30, 1996 and 1995 (unaudited) and for the
             Years Ended August 31, 1996, 1995 and 1994.................. 11
          Notes to Financial Statements.................................. 12

(b)  Pro Forma Financial Information

     1.   Pro Forma Financial Statements:

          Pro Forma Condensed Consolidated Financial
             Statements (Unaudited)...................................... 20
          Pro Forma Condensed Consolidated Balance Sheet
             at September 30, 1996 (Unaudited)........................... 21
          Notes to Pro Forma Condensed Consolidated
             Balance Sheet at September 30, 1996 (Unaudited)............. 23
          Pro Forma Condensed Consolidated Statement of
             Operations for the Nine Months Ended
             September 30, 1996 (Unaudited).............................. 24
          Pro Forma Condensed Consolidated Statement
             of Operations for the Year Ended December 31,
             1995 (Unaudited)............................................ 25
          Notes to Pro Forma Condensed Consolidated
             Statements of Operations (Unaudited)........................ 26

                                    EXHIBITS

          23.1 Consent of KPMG Peat Marwick LLP.......................... 28

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                        INDUSTRIAL HOLDINGS, INC.

                                        By: /s/ Christine A. Smith
                                            VICE PRESIDENT AND CHIEF
                                               FINANCIAL OFFICER

Date: January 24, 1997

                                  EXHIBIT INDEX

EXHIBIT NUMBER AND DESCRIPTION

23.1    Consent of KPMG Peat Marwick LLP

                          AMERICAN RIVET COMPANY, INC.

                       Financial Statements and Schedules

                         August 31, 1996, 1995, and 1994

                   (With Independent Auditors' Report Thereon)

TABLE OF CONTENTS
-------------------------------------------------------------------------------
                                                                   Page(s)
                                                                   -------
Independent Auditors' Report....................................      7

Financial Statements:
     Balance Sheets.............................................     8-9
     Statements of Operations and Retained Earnings.............     10
     Statements of Cash Flows...................................     11
     Notes to Financial Statements..............................     12

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Rivet Company, Inc:

We have audited the accompanying balance sheets of American Rivet Company, Inc. as of August 31, 1996 and 1995, and the related statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Rivet Company, Inc. as of August 31, 1996 and 1995 and the results of its operations and its cash flows for the years in the three-year period ended August 31, 1996 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 2 to the financial statements, the Company changed its method of accounting for investments as of September 1, 1994 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

                                             KPMG Peat Marwick LLP

October 2, 1996

AMERICAN RIVET COMPANY, INC.

Balance Sheets

September 30, 1996, August 31, 1996 and 1995

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                       (Unaudited)
                      ASSETS                          September 30,     August 31,       August 31,
                                                          1996             1996             1995
-------------------------------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents                          $    576,776     $   967,540        1,105,816
   Marketable securities                                 1,776,464       1,668,638        1,706,113
   Accounts and notes receivable:
     Trade, net of allowance of $20,000 in
        1996 and 1995                                    1,265,773       1,133,439        1,155,708
     Officer and employee receivables                           --             447           16,163
     Other                                                     900             912            2,514
   Inventories                                             648,745         559,413          669,280
   Prepaid expenses                                         67,054          56,563           18,214
   Deferred income taxes                                    62,666          62,666           64,164
-------------------------------------------------------------------------------------------------------
Total current assets                                     4,398,378       4,449,618        4,737,972
-------------------------------------------------------------------------------------------------------
Other assets:
   Deferred income taxes                                    37,306          37,306           26,793
   Deposits                                                    425             425          152,113
   Cash surrender value of officers' life insurance        128,499         126,876          107,405
-------------------------------------------------------------------------------------------------------
                                                           166,230         164,607          286,311
-------------------------------------------------------------------------------------------------------
Property, plant and equipment, net of accumulated
   depreciation                                          1,974,850       1,999,859        1,487,915
Intangible assets:
   Goodwill                                                117,254         117,254          117,254
   Organizational expense                                      958             958              958
-------------------------------------------------------------------------------------------------------
                                                           118,212         118,212          118,212
-------------------------------------------------------------------------------------------------------
Deferred charges                                           159,440         154,482          155,237
-------------------------------------------------------------------------------------------------------
                                                        $6,817,110       6,886,778        6,785,647
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

AMERICAN RIVET COMPANY, INC.

Balance Sheets

September 30, 1996, August 31, 1996 and 1995

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                   (Unaudited)
                                                  September 30,       August 31,        August 31,
     LIABILITIES AND STOCKHOLDERS' EQUITY              1996              1996              1995
-------------------------------------------------------------------------------------------------------
Current liabilities:

   Accounts payable - trade                         $   254,263            92,843           196,332

   Accrued liabilities:

      Salaries, wages, and commissions                   51,460            75,312            90,099

      Property taxes                                     97,848           149,000           150,519

      Profit-sharing trust                                4,150            68,101           106,554

      Payroll taxes                                       2,327               948            23,626

      Deferred compensation                              23,390            23,390            21,597

      Dividends                                              --                --            78,000

      Insurance                                          70,674            70,674            70,674

      Income taxes                                       43,806            32,106            87,706

      Waste removal                                      42,000            42,000            42,000

      Other                                               2,648            60,468               924
-------------------------------------------------------------------------------------------------------
Total current liabilities                               592,566           614,842           868,031
-------------------------------------------------------------------------------------------------------
Deferred compensation                                   429,610           428,699           418,617
-------------------------------------------------------------------------------------------------------
Total liabilities                                     1,022,176         1,043,541         1,286,648
-------------------------------------------------------------------------------------------------------
Stockholders' equity:

   Net unrealized gain on marketable securities         195,162           164,383           122,846

   Common stock, par value $10 per share.
     Authorized 1,000,000 shares; issued 100,000
     shares                                           1,000,000         1,000,000         1,000,000

   Retained earnings                                  5,107,893         5,186,975         4,884,274
-------------------------------------------------------------------------------------------------------
                                                      6,303,055         6,351,358         6,007,120

    Less common stock held in treasury, at cost,
    22,000 shares                                       508,121           508,121           508,121
-------------------------------------------------------------------------------------------------------
Total stockholders' equity                            5,794,934         5,843,237         5,498,999
-------------------------------------------------------------------------------------------------------
                                                     $6,817,110         6,886,778         6,785,647
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

AMERICAN RIVET COMPANY, INC.

Statement of Operations and Retained Earnings

One month ended September 30, 1996 and 1995, and years ended August 31, 1996, 1995 and 1994

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                    (Unaudited)
                                                One Month Ended
                                                    September 30                    Years Ended August 31
                                             --------------------------    ------------------------------
                                             1996                  1995     1996              1995        1994
---------------------------------------------------------------------------------------------------------------------
Gross sales                                $686,891           629,885     8,799,350      9,188,341      8,666,053
Returns and allowances                        3,871             5,243        56,977         37,911         30,075
---------------------------------------------------------------------------------------------------------------------
Net sales                                   683,020           624,642     8,742,373      9,150,430      8,635,978

Cost of sales                               525,527           530,237     6,792,944      6,880,036      6,590,781
---------------------------------------------------------------------------------------------------------------------
Gross profit                                157,493            94,405     1,949,429      2,270,394      2,045,197

Selling and administrative expenses         122,373           112,402     1,502,114      1,520,403      1,445,371
---------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                35,120          (17,997)       447,315        749,991        599,826
---------------------------------------------------------------------------------------------------------------------
Other income (expense);
   Investment income, net                     7,497             3,853       104,934        113,514         88,634
   Deferred compensation expense              (634)             (777)       (8,546)        (9,281)        (7,590)
   Realized gain (loss) on securities
     transactions, net                        (408)               212        33,685          7,871            105
   Gain on sale of property, plant,
       and equipment                             --                --         5,000         54,093            500
   Unclassified                             (5,517)               182         (302)          1,510            638
---------------------------------------------------------------------------------------------------------------------
                                                938             3,470       134,771        167,707         82,287
---------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes            36,058          (14,527)       582,086        917,698        682,113

Income tax expense (benefit)                 15,300           (4,700)       240,385        355,900        253,200
---------------------------------------------------------------------------------------------------------------------
Net income (loss)                            20,758           (9,827)       341,701        561,798        428,913

Retained earnings at beginning of year    5,186,975         4,884,274     4,884,274      4,478,476      4,166,563

Cash dividends paid or accrued per
share of $1.28, $0, $.50, $2.00, and
$1.50, respectively                        (99,840)                --      (39,000)      (156,000)      (117,000)
---------------------------------------------------------------------------------------------------------------------
Retained earnings at end of year        $ 5,107,893         4,874,447     5,186,975      4,884,274      4,478,476
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

 See accompanying notes to financial statements.

AMERICAN RIVET COMPANY, INC.

Statements of Cash Flows

One month ended September 30, 1996 and 1995, and years ended August 31, 1996, 1995 and 1994

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                              (Unaudited)
                                                            One Month Ended
                                                              September 30                  Years Ended August 31
                                                      ---------------------------  -----------------------------------------
                                                       1996             1995          1996          1995          1994
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                           $20,758          (9,827)       341,701       561,798       428,913
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                        25,009           17,289       258,204       217,700       214,860
   Deferred income taxes                                   --               --       (9,015)      (26,400)      (38,800)
   Deferred compensation                                2,777            2,777        11,875        15,110        14,918
   Gain on sale of property, plant, and equipment          --               --       (5,000)      (54,093)         (500)
   (Gain) loss on sale of marketable securities           408            (212)      (33,685)       (7,871)         (105)
   Changes in assets and liabilities:
      Decrease (increase) in accounts and notes
        receivable                                  (131,875)           69,093        39,587      (26,339)      (75,958)
     Decrease (increase) in inventories and
        prepaid expenses                             (99,823)         (50,894)        71,518      (43,442)       132,424
     Increase (decrease) in income taxes               11,700          (4,700)      (55,600)        90,300       (2,594)
     Decrease (increase) in other noncurrent assets   (6,581)          (6,954)      (18,716)       (6,907)      (16,749)
     Increase (decrease) in accounts payable and
          accrued liabilities other than deferred
         compensation and income taxes               (33,976)        (155,446)     (121,382)       223,332      (20,183)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities   ( 211,603)        (138,874)       479,487       943,188       636,226
----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Additions to property, plant, and equipment               --          (3,552)     (770,148)     (324,259)     (109,336)
 Proceeds from sale of property, plant, and
        equipment                                          --               --         5,000        61,005        12,810
 Proceeds from sale of marketable securities               --           15,087       490,233       358,863        74,151
 Purchase of marketable securities                   (77,456)         (29,104)     (377,536)     (299,762)     (675,211)
 Decrease (increase) in deposits                           --        (208,730)       151,688     (151,572)         4,661
----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                (77,456)        (226,299)     (500,763)     (355,725)     (692,925)
----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Dividends paid to stockholders                      (99,840)               --     (117,000)      (78,000)     (117,000)
 Principal payments on long-term deferred
       compensation                                   (1,865)          (1,722)            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities               (101,705)          (1,722)     (117,000)      (78,000)     (117,000)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents(390,764)        (366,895)     (138,276)       509,463     (173,699)
Cash and cash equivalents at beginning of year        967,540        1,105,816     1,105,816       596,353       770,052
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $ 576,776          738,921       967,540     1,105,816       596,353
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information-
   cash paid during the year for income taxes, net
   of refunds received                            $        --               --       305,000       292,000       373,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

AMERICAN RIVET COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

August 31, 1996, 1995, and 1994
--------------------------------------------------------------------------------
 (1)     Significant Accounting Policies

         DESCRIPTION OF BUSINESS

   American Rivet Company ("Company") is a national manufacturer of rivets with approximately 35% of its annual net sales derived from the automotive industry. Approximately 10% of the Company's net sales were provided by one customer for the years ended August 31, 1996 and 1995.

         INTERIM UNAUDITED FINANCIAL STATEMENTS

   The unaudited interim financial data as of September 30, 1996 and for the one month ended September 30, 1996 and 1995 reflects all normal recurring adjustments, consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and operating results for the interim periods.

         USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but management does not believe such differences will materially affect its financial position, results of operations or cash flows.

         MARKETABLE SECURITIES

   The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS
   115), "Accounting for Certain Investments in Debt and Equity Securities," effective September 1, 1994. The cumulative effect of the adoption of SFAS 115 resulted in an increase in stockholders' equity of $63,451. In accordance with SFAS 115, prior years' financial statements have not been restated to reflect the change in accounting method. At August 31, 1994 marketable securities were classified as available-for-sale and were reported at the lower of aggregate amortized cost or fair value.

   Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale, along with the Company's investment in equity securities. Securities available for sale are carried at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. At August 31, 1996, the Company had no investments that qualified as trading or held to maturity.

   The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are shown separately. The cost of securities sold is based on the specific identification method.

   At August 31, 1996, the Company's investments in debt and equity securities were classified as marketable securities. These investments are diversified among high credit quality securities in accordance with the Company's investment policy.

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------

         INVENTORIES

   Inventories are valued at the lower of cost or market. The last-in, first-out
   (LIFO) method is used to determine cost for the rivet business inventories, and the first-in, first-out (FIFO) method is used to determine cost for the automatic rivet setting machine parts inventories.

         PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is generally calculated using accelerated methods over the estimated useful lives of between 5-45 years of the respective assets. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts, and any gain or loss is recognized in income for the period. The cost of maintenance is charged to income as incurred; significant renewals and betterments are capitalized.

         INCOME TAXES

   The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         GOODWILL AND ORGANIZATIONAL EXPENSE

   The goodwill and organizational expense which arose in 1953 is not being amortized, as it has no determinable life.

         DEFERRED CHARGES

   Deferred charges consist of certain tools and factory supplies which are charged to operations as they are used in production.

         DEFERRED COMPENSATION

   The Company has deferred compensation contracts with certain past and present key executives. Periodic accrual is being made, over the projected active term of employment of present executives, of an amount equivalent to the present value of the benefits at the date of retirement.

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------

         PROFIT-SHARING PLAN

   The Company maintains a qualified noncontributory profit-sharing plan for full-time employees who satisfy minimum age and service requirements. Contributions to the plan are at the discretion of the Board of Directors. The Board of Directors authorized contributions of $53,000, $88,000 and $40,000 for fiscal years 1996, 1995, and 1994 respectively.

   The Company amended the plan, effective September 1, 1993, to add a 401(k) provision in addition to the existing plan. The 401(k) offers two investment options: the Balanced Fund and Fixed Income Fund. In fiscal 1994 the Company matched $0.50 on the dollar for employee contributions of up to $400. In fiscal years 1995 and 1996, the Company matched $0.75 on the dollar for employee contributions of up to $500. The Company matched contributions at a cost of $15,101, $15,277 and $6,725 for fiscal years 1996, 1995 and 1994, respectively.

         CASH EQUIVALENTS

   For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. The Company's marketable securities are presented in the financial statements at fair market value as determined by quoted market prices.

(2)      MARKETABLE SECURITIES AND CASH EQUIVALENTS

   In accordance with SFAS 115, the Company's marketable securities have been classified as available-for-sale securities and are reported at their fair value of $2,007,441 and $2,037,282 compared to a historical cost of $1,843,058 and $1,914,436 for fiscal 1996 and 1995, respectively. The net unrealized gains of $164,383 and $122,846 are reported as a separate component of stockholders' equity at August 31, 1996 and 1995, respectively.

   A summary of the Company's investment securities follows:

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                          September 30, 1996 (Unaudited)
                                        ------------------------------------------------------------------
                                                                                Gross          Gross
                                                              Estimated       unrealized    unrealized
                                                Cost          fair value        gains         losses
----------------------------------------------------------------------------------------------------------
Equity securities                            $ 1,132,453       1,317,755        195,872         10,570
Corporate bonds                                   43,644          45,775          2,131             --
U.S. Treasury notes                              405,206         412,934          7,728             --
----------------------------------------------------------------------------------------------------------
                                               1,581,303       1,776,464        205,731         10,570
Cash equivalents                                 276,234         276,234             --             --
----------------------------------------------------------------------------------------------------------
                                              $1,857,537       2,052,698        205,731         10,570
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                 August 31, 1996
                                        ------------------------------------------------------------------

                                                                                Gross          Gross
                                                              Estimated       unrealized    unrealized
                                                Cost          fair value        gains         losses
----------------------------------------------------------------------------------------------------------
Equity securities                             $1,012,130       1,159,710        155,580          8,000
Corporate bonds                                   86,919          99,038         14,669          2,550
U.S. Treasury notes                              405,206         409,890          5,778          1,094
----------------------------------------------------------------------------------------------------------
                                               1,504,255       1,668,638        176,027         11,644
Cash equivalents                                 338,803         338,803             --             --
----------------------------------------------------------------------------------------------------------
                                              $1,843,058       2,007,441        176,027         11,644
----------------------------------------------------------------------------------------------------------

                                                                 August 31, 1995
                                        ------------------------------------------------------------------
                                                                                Gross          Gross
                                                              Estimated       unrealized    unrealized
                                                Cost          fair value        gains         losses
----------------------------------------------------------------------------------------------------------
Equity securities                             $1,104,544       1,205,200        104,981          4,325
Corporate bonds                                   74,517          76,163          2,371            725
U.S. Treasury notes                              404,206         424,750         20,544             --
----------------------------------------------------------------------------------------------------------
                                               1,583,267       1,706,113        127,896          5,050
Cash equivalents                                 331,169         331,169             --             --
----------------------------------------------------------------------------------------------------------
                                             $ 1,914,436       2,037,282        127,896          5,050
----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

Contractual maturities of debt securities (Corporate bonds and U.S.Treasury notes) at August 31, 1996 are shown below:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                   Amortized      Estimated
                                                     cost        fair value
-------------------------------------------------------------------------------
Due in:
 1997                                             $  199,956        205,734
 1998 - 2001                                              --             --
 2002 - 2006                                         275,500        285,044
 2007 and later                                       16,669         18,150
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------
Proceeds, gross realized gains, and gross realized losses during the years ended August 31, 1996 and 1995 were as follows:

-------------------------------------------------------------------------------
                                                     1996           1995
-------------------------------------------------------------------------------
Proceeds from sales                                $ 490,233        358,863
Gross realized gains                                  36,558         22,074
Gross realized losses                                  2,873         14,203
-------------------------------------------------------------------------------

For the purposes of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(3)INVENTORIES

   Inventories at September 30, 1996, August 31, 1996 and 1995 consist of the following:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                          (Unaudited)
                                                          September 30                 August 31
                                                              1996            1996           1995
-----------------------------------------------------------------------------------------------------------
   Rivet business:
       Raw materials                                        $  668,545         645,883          704,109
       Work in process and finished goods                      638,796         563,006          548,770
-----------------------------------------------------------------------------------------------------------
                                                             1,307,341       1,208,889        1,252,879
       Less LIFO reserve                                       664,878         655,758          616,000
-----------------------------------------------------------------------------------------------------------
                                                               642,463         553,131          636,879
   Automatic rivet setting machine parts                         6,282           6,282           32,401
-----------------------------------------------------------------------------------------------------------
                                                            $  648,745         559,413          669,280
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

   If the Company had valued rivet business inventories under the FIFO method, net income for fiscal 1996, 1995 and 1994 would have increased by approximately $23,800, $19,000 and $9,000, respectively, and retained earnings would have been higher by $386,800, $363,000 and $335,000 in fiscal 1996, 1995 and 1994, respectively.

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------
(4)PROPERTY, PLANT, AND EQUIPMENT

   Major categories of property, plant, and equipment at August 31, 1996 and 1995 are summarized as follows:

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
                                                  1996            1995
-----------------------------------------------------------------------------

 Land and land improvements                    $  229,631         229,631
 Building and building improvements             1,660,311       1,653,817
 Machinery and equipment                        8,374,175       7,617,114
 Automatic rivet setting machines - leased         42,482          42,482
 Office furniture, fixtures, and equipment        344,518         337,925
 Automobiles                                      147,312         147,312
 Condominium, including furnishings               211,647         211,647
-----------------------------------------------------------------------------

                                               11,010,076      10,239,928
 Less accumulated depreciation                  9,010,217       8,752,013
-----------------------------------------------------------------------------

                                              $ 1,999,859       1,487,915
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
   Depreciation expense for fiscal 1996, 1995, and 1994 amounted to $258,204, $217,700 and $214,860, respectively.

(5)      INCOME TAX EXPENSE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
 Income tax expense (benefit) is summarized as follows:

------------------------------------------------------------------------------
                                 1996             1995            1994
------------------------------------------------------------------------------
 Current:
   Federal                     $  198,200         313,000          243,700
   State                           51,200          69,300           48,300
------------------------------------------------------------------------------
                                  249,400         382,300          292,000
 Deferred                         (9,015)        (26,400)         (38,800)
------------------------------------------------------------------------------
                               $  240,385         355,900          253,200
------------------------------------------------------------------------------

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 A reconciliation of the statutory U.S. Federal income tax rate of 34% in fiscal 1996, 1995, and 1994 to the Company's effective tax rate for the corresponding periods is as follows:

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                  1996            1995             1994
-----------------------------------------------------------------------------------------------------------
 Federal tax at 34%                                         $  197,900         312,000          231,900
 Add (deduct) tax effect of:
   State taxes, net of federal tax effect                       33,800          45,700           31,900
   Dividend exclusion                                          (4,500)         (4,300)          (3,200)
   Tax-exempt interest                                         (7,200)         (6,800)          (4,600)
   Officers' life insurance premiums                             3,100           2,500            2,600
   Travel and entertainment                                      3,900           9,500            6,800
   Other, net                                                   13,385         (2,700)         (12,200)
-----------------------------------------------------------------------------------------------------------
Provision for income taxes                                  $  240,385         355,900          253,200
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 1996 and 1995 are presented as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       1996             1995
--------------------------------------------------------------------------------
 Deferred tax assets:
   Deferred compensation                          $  174,596       $ 170,010
   Health insurance accrual                           27,294          27,294
   Accounts receivable                                 7,724           7,724
   Waste removal accrual                              16,220          16,220
   Other                                               2,373           4,585
--------------------------------------------------------------------------------
 Total gross deferred tax assets                     228,207         225,883

 Deferred tax liability - property,
     plant, and equipment                          (128,235)       (134,876)
--------------------------------------------------------------------------------
 Net deferred tax asset                          $    99,972          90,957
--------------------------------------------------------------------------------

A valuation allowance has not been provided for deferred tax assets at August 31, 1996 or 1995 as management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

AMERICAN RIVET COMPANY, INC.

Notes to Financial Statements

--------------------------------------------------------------------------------

(6)    RELATED PARTIES

   Deferred compensation relates to agreements with certain key past and present officers of the Company. These agreements are in the form of annuities beginning at age 65 and continuing over a ten year period or less depending on the last survival of the officer or spouse. Amounts accrue straight-line to the date of retirement and all agreements are fully funded. The current portion of the accrual at August 31, 1996 and 1995 represents payments due within the next twelve months for a past officer's beneficiary. Deferred compensation expense was approximately $33,000 in fiscal 1996, 1995 and 1994.

(7)SUBSEQUENT EVENTS

   Some aspects of the Company's business are regulated by environmental laws, and the Company regularly takes steps to comply with applicable requirements. The Company believes it is in compliance with the environmental laws. In October, 1996, the Company engaged environmental engineering consultants to review the Company's facility. The tests and findings have not been completed, but do indicate that some expenditures related to environmental matters may be necessary. Since the extent or range of the cost is not yet known, no accrual has been made in the financial statements for costs related to the environmental matters. Based upon information presently available, such costs are not expected to have a material adverse effect on the Company's financial position or its results of operations.

(8)    COMMITMENTS AND CONTINGENCIES

   Subsequent to year end, the Company's Board of Directors authorized a dividend of $1.28 per share for stockholders of record on September 5, 1996. The total amount of $99,840 was paid subsequently.

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

        The following unaudited pro forma financial statements give effect to the acquisition by Industrial Holdings, Inc. ("IHI") of American Rivet Company, Inc. ("American") in a transaction accounted for as a purchase which closed November 1996. The allocation of purchase price is based on preliminary information currently available and will be revised as necessary prior to the issuance of the 1996 financial statements, although no material adjustments are anticipated. The following unaudited pro forma financial statements also give effect to the exercise of 621,914 Class A Warrants, the issuance of 621,914 shares of Common Stock and the application of the net proceeds therefrom which occurred December 15, 1996.

        The unaudited pro forma condensed consolidated balance sheet is based on the September 30, 1996 balance sheets of IHI included in the financial statements of IHI filed with Form 10-Q for the quarter ended September 30, 1996 and in the 1995 Annual Report filed on Form 10-K and the financial statements of American appearing elsewhere in this Form 8-K, and has been prepared to reflect the acquisition of American and the exercise of warrants as if the acquisition and exercise had occurred at September 30, 1996. The acquisition of MRMC, Inc's ("MRMC") Fastener Division ("CRivet") was completed in December 1995 and its balance sheet as of September 30, 1996 is included in that of IHI.

        The unaudited pro forma condensed consolidated statements of operations are based on the income statements of IHI filed with Form 10-Q for the quarter ended September 30, 1996 and in the 1995 Annual Report filed on Form 10-K and the financial statements and the income statement of American for the 12-month period ended December 31, 1995 and the nine-month period ended September 30, 1996 (not presented separately herein). Additionally, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 is based on the Statement of Direct Revenues and Direct Expenses of CRivet for the period from January 1, 1995 through December 7, 1995 (not presented separately herein). The unaudited pro forma condensed consolidated statements of operations combine the results of operations of IHI, CRivet and American for the year ended December 31, 1995, as if the acquisitions had occurred on January 1, 1995 and combine the results of operations of IHI and American for the nine months ended September 30, 1996 as if the acquisition had occurred on January 1, 1996.

        These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of IHI filed with Form 10-Q for the quarter ended September 30, 1996 and in the 1995 Annual Report filed on Form 10-K and the financial statements of CRivet filed with Form 8-K/A3 dated July 5, 1996 and American included elsewhere in this Form 8-K.

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1996
                                 (000'S OMITTED)

                                                 HISTORICAL                  PRO FORMA
                                          ----------------------    ----------------------------
                                                                    ADJUSTMENTS
                                             IHI         AMERICAN     (NOTE 1)          COMBINED
                                          ---------      -------    -----------         --------
                Assets
Current assets:
     Cash and equivalents               $     1,131     $    301    $    (103)  (d)  $      1,329
     Marketable securities                                 2,053       (2,053)  (d)
     Accounts receivable-trade                6,027        1,266                           7,293
     Inventories                              8,782          649           656  (a)       10,087
     Property and equipment held for sale       100                                          100
     Advances to shareholders                    17                                           17
     Notes receivable, current portion          284                                          284
     Other current assets                       495           67                             562
                                          ---------      -------    -----------         --------
           Total current assets              16,836        4,336       (1,500)            19,672

Property and equipment, net                  10,258        1,975         3,125  (a)       15,158
                                                                         (200)  (c)
Notes receivable                              1,249                                        1,249
Other assets                                    152          288         (134)  (a)          306
Goodwill, net                                 1,831          118         3,706  (b)        5,655
                                          ---------     --------      --------          --------
           Total assets                   $  30,326     $  6,717      $  4,997           $42,040
                                          =========     ========      ========           =======

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1996
                                 (000'S OMITTED)

                                              HISTORICAL                   PRO FORMA
                                         ---------------------    ---------------------------
                                                                  ADJUSTMENTS
                                           IHI       AMERICAN       (NOTE 1)        COMBINED
                                         --------  -----------      -------          -------
Liabilities and Shareholders' Equity

Current liabilities:
     Notes payable                     $    6,500            $    $   7,212  (d)   $  10,112
                                                                    (3,600)  (f)
     Accounts payable-trade                 4,610          254                         4,864
     Accrued expenses and other             1,050          338          478            1,866
     Current portion of long-term debt      1,136                       360  (d)       1,496
                                         --------  -----------      -------          -------
         Total current liabilities         13,296          592        4,450           18,338

Long-term debt, less current portion        4,252                     1,440  (d)       5,692
Deferred compensation payable                              430         (36)  (a)         394
Deferred income taxes payable                 819        (100)        1,338  (h)       2,057
                                         --------     --------     --------          -------
           Total liabilities               18,367          922        7,192           26,481
Shareholders' equity
     Net unrealized gain on marketable
        securities                                         195        (195)  (e)
     Common stock                              41        1,000      (1,000)  (e)          47
                                                                          6  (f)
     Less:  Treasury stock                               (508)          508  (e)
     Additional paid-in capital            11,135                     3,594  (f)      14,729
     Retained earnings                        783        5,108      (5,108)  (e)         783
                                        ---------     --------    --------        ----------
           Total shareholders' equity      11,959        5,795      (2,195)           15,559
                                         --------     --------    --------         ---------
Total liabilities and
 shareholders' equity                    $ 30,326     $  6,717    $  4,997         $  42,040
                                         ========     ========    ========         =========

Note 1 - The pro forma balance sheet reflects the acquisition of American for a purchase price of $11,759,000 plus estimated acquisition expenses of $670,000, the exercise of 621,914 Class A Warrants, the issuance of 621,914 shares of Common Stock and the application of the net proceeds therefrom. Pro forma adjustments are made to:

     a. Adjust the assets and liabilities of American to the estimated fair market values at the acquisition date.

     b.    Record goodwill on the purchase of American.

     c.    Reflect the distribution of  Florida real estate to sellers.

     d. Record the issuance of a 12% bridge note payable in the amount of $3,500,000, the drawdown of $3,712,000 on the 8.25% Comerica Bank Demand Note, the issuance of an 8.25% term note in the amount of $1,800,000, and the disbursement of $2,156,000 of American cash and marketable securities to complete the purchase acquisition.

     e. Eliminate the common stock, treasury stock, unrealized gains and retained earnings of American.

     f. Reflect the repayment of the Comerica Bank Demand Note with the $3,600,000 in net proceeds from the exercise of the 621,914 Class A Warrants and the related issuance of 621,914 shares of Common Stock.

     g. Establish a net deferred income tax liability for deferred income taxes applicable to differences in fair market values and book bases of assets acquired and liabilities assumed in a. above.

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (000'S OMITTED)

                                           HISTORICAL                          PRO FORMA
                                        --------------------       -------------------------------------
                                                                     ACQUISITION
                                                                     ADJUSTMENTS
                                        IHI         AMERICAN          (NOTE 1)                  COMBINED
                                        ---         --------          --------                  --------
Sales                                $ 38,498     $     6,786                $                $   45,283

Cost of sales                          29,975           5,118             (28)   (a)              35,032
                                                                          (26)   (b)
                                                                           (6)   (c)

Gross profit                            8,523           1,668               60                    10,251

Operating expenses:
   Selling, general and                 6,186           1,157            (583)    (a)              6,760
    administrative

   Depreciation and amortization          293               7              133    (b)               433
                                    ---------     -----------         --------                ---------

          Total operating expenses      6,479           1,164            (450)                    7,193
                                     --------       ---------        ---------                 --------

Income from operations                  2,044             504              510                     3,058

Other income (expense):

   Interest expense                     (960)                            (388)   (d)             (1,348)

   Interest income                         96              71             (71)   (e)                  96

   Other income                             (3)            26             (26)   (e)                 (3)
                                     ----------  ------------      -----------              ------------
      Total other income (expense)      (867)              97            (485)                   (1,255)
                                    ---------    ------------       ----------               -----------
Income before income taxes              1,177             601               25                     1,803

Income tax expense                        413             240               10   (i)                663
                                    ---------     -----------        ---------              -----------
Net income                          $     764     $       361        $      15               $     1,140
                                     ========      ==========         ========                ==========
Earnings per share (j)              $     .19                                                $       .24
                                    =========                                                ===========

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (000'S OMITTED)

                                                                                                          PRO FORMA
                                                                                  ---------------------------------------------
                                                                             ACQUISITION ADJUSTMENTS
                                              HISTORICAL                            (NOTE 1)
                                   -----------------------------------  --------------------------------
                                      IHI       CRIVET       AMERICAN     CRIVET                AMERICAN               COMBINED
                                   --------   -----------   ----------  -----------             --------               --------
Sales                              $ 38,983     $  9,986      $  8,718    $ (1,122)     (k)                           $  56,565

Cost of sales                        30,613        7,979         6,790        (557)     (f)                              43,797
                                                                              (389)     (g)
                                                                                180     (h)
                                                                                312     (b)           46
                                                                            (1,122)     (k)
                                                                                        (c)         (12)
                                                                                        (a)         (43)
Gross profit                          8,370        2,007         1,928          454                    9                 12,768

Cost of sales:
   Selling, general and               6,512          779         1,461          210     (1)                               8,392
       administrative                                                           100     (m)
                                                                                        (a)        (670)
   Depreciation and amortization        413                         40                  (b)          175                    628
                                   --------   -----------   ----------  -----------             --------               --------
      Total operating expenses       6,925           779       1,501           310                 (495)                 9,020
                                   -------     ---------   ---------     ---------              --------              --------
Income from operations               1,445         1,228   427                 144                   504                 3,748
Other income (expense):
   Interest expense                   (982)                                   (523)  (d)           (518)                (2,023)
   Interest income                     140                 130                       (e)           (130)                   140
   Other income (expense)               18                        57                 (e)            (57)                    18
                                 ---------    -----------  ---------    -----------             --------             ---------
    Total other income (expense)      (824)                     187           (523)                (705)                (1,865)
                                  --------    -----------  --------       --------              -------               --------
Income before income taxes             621         1,228   614                (379)                (201)                 1,883

Income tax expense                       76             0        238           335   (i)            (78)                   571
                                 ----------   -----------  ---------     ---------              --------              --------
Net income                       $     545    $    1,228   $     376     $    (714)            $   (123)              $  1,312
                                  ========     =========    ========      =========             ========               =======
Earnings per share (j)           $      .17                                                                          $     .34
                                  =========                                                                           ========

Note 1 - The above statements give effect to the following pro forma adjustments necessary to reflect the acquisition and the issuance of debt related to the acquisition outlined in Note 1 to the pro forma balance sheet:

    a. Reduce cost of sales and selling, general and administrative expenses for reductions in executive payrolls, reductions in professional fees, elimination of directors fees, reduction in executive benefits, elimination of profit sharing plan contributions and elimination of expenses related to Florida real estate.

    b.  Record change in depreciation and amortization expense resulting from
        (i) the increase in acquired property, plant and equipment as a result of the allocation of the purchase price and (ii) amortization of acquired goodwill over 20 years.

    c. Reduce cost of sales for the effect of the difference in lifo and fifo basis of accounting for inventory.

    d. Reflect interest charges (i) for American on $1,800,000 of 8.25% term debt, $3,712,000 8.25% Comerica Bank Demand Note, 12% $3,500,000 bridge note and $3,600,000 reduction in short term borrowings as a result of application of net proceeds from the exercise of 621,914 Class A Warrants; (ii) for CRivet on $1,000,000 of 12% convertible notes, $2,800,000 of 9.85% term note and $1,400,000 Demand Note secured to finance the acquisition.

    e.  Eliminate interest income and other income.

    f. Reduce payroll expense for employees not hired upon acquisition of CRivet and which are not needed to operate at historical levels of operations when the operations of CRivet are combined with those of IHI. Pro forma production staffing levels at CRivet are comparable to those at Landreth and include 65 employees compared to 71 production employees at Landreth. Pro forma sales and engineering staffing levels include 8 employees at CRivet compared to 8 employees at Landreth. Substantially all other administrative functions will be performed by Landreth. These staffing reductions are as a result of Landreth's more efficient operating and management techniques. Pro forma adjustments for 1995 include the elimination of an additional 32 production employees not hired by Landreth at acquisition.

    g. Reverse the effect of the CRivet obsolescence reserve recorded in the period ended December 7, 1995.

    h. Increase expense for the rental of CRivet plant facility at $15,000 per month.

    i. Increase in income taxes as a result of the pro forma pretax earnings of CRivet and American.

    j. Increase in earnings per share as a result of pro forma earnings of CRivet and American and increase in weighted average of common stock equivalents (i) for American for the effect of 540,000 warrants sold in connection with $3,500,000 bridge note, (ii) for CRivet for the effect of 400,000 warrants sold in connection with $1,000,000 convertible note, and (iii) the issuance of 621,914 shares of common stock and the related common stock equivalents for the additional incentive warrants issued in connection with the exercise of Class A Warrants.

    k. Eliminate intercompany sales and cost of goods sold between CRivet and Landreth.

    l. Increase CRivet general and administrative expenses for office supplies, data processing, telephone, professional fees and travel and entertainment. Pro forma amounts based on Landreth's historical usage, data processing system to be implemented, number of telephones, estimated additional audit and legal fees and travel anticipated between Houston and Connecticut.

    m. Increase CRivet commission expense by 1% to percentage expected to be paid by Landreth.